Exhibit 5

August 12, 2026

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105

Olin Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Virginia counsel to Olin Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 5,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), issuable under the Olin Corporation Retirement Savings Plan (formerly known as the Olin Corporation Contributing Employee Ownership Plan) (the “Plan”). This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinions set forth below, we have examined such corporate records, certificates of officers of the Company and of public officials, and other instruments and documents as we have considered necessary, including (i) the Registration Statement, (ii) the Company’s Amended and Restated Articles of Incorporation, (iii) the Company’s Bylaws, (iv) resolutions of the Company’s Board of Directors approving the Plan and authorizing the registration and issuance of the Shares pursuant to the Plan, (v) the Plan and (vi) a certificate, dated August 12, 2026, issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia, attesting to the corporate status of the Company in the Commonwealth of Virginia. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and, to the extent we have received and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with respect to factual matters.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

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Olin Corporation
August 12, 2026

2.The Shares have been validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations that are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP